Exhibit 99.1

HyreCar Selects Aon as Its Risk Management Partner

December 7, 2020

LOS ANGELES—(BUSINESS WIRE)—Dec. 7, 2020— HyreCar Inc. (NASDAQ: HYRE), the carsharing marketplace for ridesharing and delivery, today announced that Aon (NYSE: AON), a leading global professional services firm providing a broad range of risk, retirement and health solutions, will serve as its digital economy broker of record as it expands its carsharing services.

Aon is a leader in the digital economy space, with a specialized team dedicated to Transportation as a Service clientele. Aon’s Digital Economy team serves the preeminent companies in this space on a global basis, utilizing insurance as a strategic differentiator for the platform economy. Aon will be supporting HyreCar with enhancing and creating a sophisticated risk management strategy that is well positioned for growth.

“Aon has built a real center of excellence around the digital economy, so we feel incredibly fortunate to work with them,” said Scott Brogi, HyreCar’s CFO. “We are particularly excited to begin to set the course for insurance services within our sector, leveraging tools like driver risk scoring and telematics to proactively manage risk and costs for our stakeholders.”

HyreCar has been a leader in the ridesharing space for a number of years and recently expanded its platform to include grocery and package delivery, so that it can support all gig economy services while continuing to grow to One Million Rental Days this year.

Jillian Slyfield, digital economy practice leader, Aon added, “Digital Economy companies require sophisticated insurance solutions very early in their lifecycle. The inherent complexity of the risk, regulatory hurdles, and extreme growth require an experienced team designed to meet the unique needs of this industry.”

About HyreCar

HyreCar Inc. (NASDAQ: HYRE) is a nationwide leader operating a carsharing marketplace for gig economy services nationally via its proprietary technology platform. The Company has established a leading presence in Transportation as a Service (TaaS) through individual vehicle owners, dealers and OEM’s, who have been disrupted by automotive asset sharing. By providing a unique opportunity through its safe, secure, and reliable marketplace, HyreCar is transforming the industry by empowering all to profit from TaaS. For more information please visit hyrecar.com.

About Aon

Aon plc (NYSE:AON) Aon is a leading global professional services firm providing a broad range of risk, retirement and health solutions. Our 50,000 colleagues in 120 countries empower results for clients by using proprietary data and analytics to deliver insights that reduce volatility and improve performance.

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Scott Brogi

Chief Financial Officer

Scott@HyreCar.com

Source: HyreCar Inc.